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                      [PIONEER COMPANIES, INC. LETTERHEAD]

                                  PRESS RELEASE

Contact:  Philip J. Ablove  (713) 570-3200

                    PIONEER ANNOUNCES INTEREST PAYMENT DELAY

         Houston, Texas (December 15, 2000) - Pioneer Companies, Inc. [PIONA - NASDAQ] today announced that its subsidiary, Pioneer Corporation of America, is delaying the payment of interest due on December 15, 2000 on its 9 1/4% Notes due June 2007. Pioneer further announced that it has entered into discussions with an institutional investor with respect to a three-year credit facility of up to $35 million subject to specified conditions, including documentation. If consummated within thirty days, the new financing will enable Pioneer to pay the delayed interest within the grace period allowed by the Notes. A condition of the commitment would be that the holders of Pioneer's Senior Indebtedness provide necessary consents, and Pioneer would meet with such holders as soon as possible to obtain those consents. If the financing is not arranged or the consents are not obtained, Pioneer will seek a restructuring of the Senior Indebtedness. Pioneer has engaged Credit Suisse First Boston to assist it in securing the financing, obtaining the consents and developing and concluding the transaction.

         Pioneer emphasized that it is continuing to pay its vendors in the ordinary course of business and that it does not expect that its commercial operations will be affected by the delay in the interest payment. Pioneer noted that it had a positive cash flow from operations through September 30, 2000 despite very high power prices that affected costs and volume.

         Michael J. Ferris, President and CEO, said, "It is unfortunate that dramatically higher power costs, immediately following the worst year for the industry in its history, have strained Pioneer's resources despite the recovery in ECU values. However, we have substantial cash flow from operations, a strong base of assets, a solid customer base, and a dedicated work force. It is



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these factors that should enable us to attract new capital. We intend to complete the necessary financial transactions as rapidly as possible, and to return our emphasis to operations."

         Pioneer, based in Houston, Texas, manufactures chlorine, caustic soda, hydrochloric acid and related products used in a variety of applications, including water treatment, plastics, pulp and paper, detergents, agricultural chemicals, pharmaceuticals and medical disinfectants. The Company owns and operates five chlor-alkali plants and several downstream manufacturing facilities in North America. Current financial information and press releases of Pioneer Companies, Inc. can be obtained from its Internet web site at www.piona.com.

         Certain statements in this news release are "forward-looking statements" within the meaning of the Securities Litigation Reform Act. Forward-looking statements relate to matters that are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, the Company's high financial leverage, global economic conditions, Company and industry production volumes, competitive prices, the cyclical nature of the markets for many of the Company's products and raw materials, and other risks and uncertainties described in the Company's filings with the Securities and Exchange Commission. Actual outcomes may vary materially from those indicated by the forward-looking statements.






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